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                                                                     Exhibit 3.5


                  Amendment to the By-Laws of Sealed Air Corporation, effective February 8, 2001.


                           RESOLVED that a new Section 2.13 shall be and is
                  added to the By-Laws of the Corporation that shall read as follows:

                                    SECTION 2.13. NOTICE BY ELECTRONIC
                           TRANSMISSION. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any law, the Certificate of Incorporation or these By-laws shall be effective if given by a form of electronic transmission then consented to by the stockholder to whom the notice is given.